Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES FOURTH QUARTER 2015 FINANCIAL AND OPERATING RESULTS AND UPDATED GUIDANCE FOR 2016

Midland, TX (February 16, 2016) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the fourth quarter ended December 31, 2015 and provided updated guidance for 2016.

HIGHLIGHTS

•
The Company has completed its first three-well pad in Glasscock County targeting the Lower Spraberry, Wolfcamp A and Wolfcamp B with an average lateral length of 7,400 feet. The wells are in various stages of flowback and artificial lift but produced an average in excess of 3,600 boe/d (81% oil) on a combined basis over seven days.

•
Proved reserves as of December 31, 2015 increased 39% year over year to 156.9 MMboe (67% oil, 16% natural gas, 17% natural gas liquids), with a PV-10 value of approximately $1.4 billion as calculated and reconciled below. Additions replaced 465% (422% organically) of 2015 production with a drill bit finding cost ("F&D") of $5.51/boe as calculated below.

•	Costs to drill, complete and equip are currently trending between $5.0 and $5.5 million for a 7,500 foot lateral and between $6.5 and $7.0 million for a 10,000 foot lateral.

•
Lease operating expenses ("LOE") declined 12% from $7.79/boe in 2014 to $6.84/boe in 2015. 2015 LOE was below the $7.00 to $8.00/boe guidance range. The Company anticipates LOE of $6.00 to $7.00/boe in 2016.

•	Diamondback’s Q4 2015 production was 37.6 Mboe/d (76% oil), up 10% from 34.1 Mboe/d (73% oil) in Q3 2015.

•
Due to ongoing commodity price volatility, the Company has widened its 2016 production guidance to a range of 32.0 to 38.0 Mboe/d. Diamondback anticipates completing between 30 and 70 gross horizontal wells during 2016, and capital expenditures for 2016 are expected to be between $250 million to $375 million.

“2016 began with oil prices testing recent lows. We believe Diamondback is well-positioned in this environment and continues to demonstrate that it is a low cost operator with superior execution abilities. After our equity raise last month, Diamondback had over $250 million in cash at the end of January 2016 and an undrawn revolver. We continue to emphasize our strategy of capital discipline, especially in light of current low oil prices and their impact on stockholder returns.  We have widened our 2016 production and capital guidance ranges to allow for capital flexibility in our operations as rig counts and completions may fluctuate throughout the year.  In a 'lower for longer' $35 per barrel WTI price scenario that assumes service costs remain stable, we believe we can maintain leverage under 2.0x through the end of the decade without accessing additional debt, equity or drawing on our revolver. Under this scenario, we can also maintain our current leasehold," stated Travis Stice, Chief Executive Officer of Diamondback.
Mr. Stice continued, “We have a deep inventory of high return projects, a strong balance sheet with significant liquidity and the ability to deploy capital quickly to pull value forward in a higher price environment.  Additionally, we are extremely encouraged by early results from our three-well pad in Glasscock County, which produced an average of over 3,600 boe/d on a combined basis over seven days.  While 2016 appears to be a very challenging year for our industry, Diamondback anticipates opportunities for accretive growth during the year.”
HORIZONTAL DRILLING UPDATE

Diamondback has drilled its first three-well pad in Howard County targeting the Lower Spraberry, Wolfcamp A and Wolfcamp B. One of the wells on this pad has a 9,600 foot lateral that was drilled in under 12 days from spud to total depth. The Company is currently drilling its second three-well pad in Howard County. Diamondback intends to complete these wells in mid-2016.

14 operated horizontal wells were completed in the fourth quarter of 2015, bringing the full year 2015 total to 65 wells. Wells completed during the fourth quarter of 2015 consisted of 11 Lower Spraberry wells and three Wolfcamp B wells. In total during 2015, Diamondback competed 37 Lower Spraberry, 25 Wolfcamp B, two Wolfcamp A and one Middle Spraberry well. The Company also participated in seven gross (three net) non-operated completions in 2015.

Next month, the Company intends to release one of its three horizontal rigs that are currently operating. Diamondback will continue to monitor the commodity price environment and retains the capital flexibility to adjust its drilling and completion plans in response to market conditions. Diamondback has the option to release an additional rig in the second quarter of 2016.

FINANCIAL HIGHLIGHTS
During the fourth quarter of 2015, the Company incurred an impairment charge of $218 million as a result of depressed commodity prices. Diamondback recorded a net loss of $187 million for the quarter.

The Company’s fourth quarter 2015 adjusted net income after taxes and net income attributable to a non-controlling interest (a non-GAAP financial measure as defined and reconciled below) was $39 million, or $0.58 per share, up from $26 million in Q3 2015.

Fourth quarter 2015 Adjusted EBITDA (as defined and reconciled below) was $121 million and fourth quarter 2015 revenues were $114 million, as compared to $110 million and $112 million, respectively, in the third quarter of 2015.

As of December 31, 2015, the Company had $11 million drawn on its credit facility. Diamondback subsequently paid off this balance with a portion of the net proceeds from its January 2016 equity offering. Diamondback's credit facility with an elected commitment of $500 million is currently undrawn, and the Company had $257 million in cash as of January 31, 2016.

During the fourth quarter of 2015, capital spent for drilling and completion was $70 million, capital spent for infrastructure was $5 million and capital spent for non-operated properties was $20 million. The Company spent an additional $24 million on acquisitions during the fourth quarter of 2015.

In February 2016, Standard & Poor's reaffirmed its B+ corporate credit rating on Diamondback.

RESERVES

Ryder Scott Company, L.P. prepared estimates of Diamondback’s proved reserves as of December 31, 2015. Reference prices of $50.28 per barrel of oil, $2.58 per MMcf of natural gas and $19.90 per barrel of natural gas liquids were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $45.07 per barrel of oil, $1.83 per MMcf of natural gas and $12.56 per barrel of natural gas liquids.

Proved reserves at year-end 2015 of 156.9 MMboe represent a 39% increase over year-end 2014 reserves.

Proved developed reserves increased by 39% to 92.1 MMboe (59% of total proved reserves) as of December 31, 2015 reflecting the continued development of the Company’s horizontal well inventory. Horizontal wells now represent 72% of Diamondback’s proved developed reserves and 99.7% of Diamondback’s proved undeveloped reserves. Diamondback's remaining vertical PUD locations are three drilled but uncompleted wells. Crude oil represents 67% of Diamondback’s total proved reserves.

Net proved reserve additions of 56.1MMboe resulted in a reserve replacement ratio of 465% (defined as the sum of extensions, discoveries, revisions and purchases, divided by annual production). The organic reserve replacement ratio was 422% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Purchases of reserves came from the acquisition of acreage primarily in Howard and Martin Counties. The acquired reserves were proved developed producing reserves from 139 gross vertical wells and four gross horizontal wells in which Diamondback has a working interest and 21 vertical wells in which Diamondback has only a mineral interest through Viper. Significant extensions occurred from continued successful horizontal development of the Lower Spraberry and Wolfcamp B horizons and initial development of the Wolfcamp A and Middle Spraberry intervals on its acreage. Approximately 63% of the extensions are classified as proved undeveloped. Revisions are primarily the result of reclassifying 14.6 MMboe of reserves attributable to 80 vertical wells and 22 horizontal wells in which Diamondback has a working interest and 22 vertical wells in which Diamondback has only a mineral interest through Viper as a result of lower product prices. Vertical well reclassifications accounted for 8.6 MMboe of the 14.6 MMboe total. It is unlikely that these locations will be developed within the five year SEC reserve rule, even with a price recovery, since Diamondback's focus is on horizontal development.

	Oil (Bbls)	Liquids (Bbls)	Gas (Mcf)	BOE
Proved Reserves As of December 31, 2014	75,689,589	18,541,932	111,605,260	112,832,398
Extensions and discoveries	48,725,132	12,055,631	53,452,948	69,689,588
Revisions of previous estimates	(12,130,474)	(4,080,886)	(14,726,160)	(18,665,720)
Purchase of reserves in place	2,775,599	1,165,090	7,101,933	5,124,345
Production	(9,081,135)	(1,677,623)	(7,931,237)	(12,080,631)
Proved Reserves As of December 31, 2015	105,978,711	26,004,144	149,502,744	156,899,980

Diamondback’s exploration and development costs in 2015 were $361.9 million. F&D costs were $5.51/boe, with F&D costs defined as exploration and development costs divided by the sum of extensions, discoveries and revisions (with revisions excluding 14.6 MMboe of vertical and horizontal PUD reclassifications due to lower product prices). Including the effect of all revisions, the F&D costs were $7.09/boe.

(in thousands)	Year Ended December 31,
	2015	2014	2013
Acquisition costs
Proved properties	64,340	302,234	339,130
Unproved properties	448,638	601,188	279,402
Development costs	42,749	86,097	88,460
Exploration costs	319,102	475,756	242,929
Capitalized asset retirement costs	3,458	4,962	697
Total	878,287	1,470,237	950,618

FULL YEAR 2016 GUIDANCE

Diamondback forecasts 2016 production of 32.0 to 38.0 Mboe/d, including 6.0 to 6.5 Mboe/d attributable to its subsidiary Viper Energy Partners LP (“Viper”). This range represents 6% growth at the midpoint as compared to 2015 production of 33.1 Mboe/d for Diamondback and 15% growth at the midpoint as compared to 2015 production of 5.4 Mboe/d for Viper.

Diamondback expects a 2016 total capital spend of $250 million to $375 million, consisting of $210 million to $315 million for horizontal drilling and completions, $25 million to $35 million for infrastructure and $15 million to $25 million for non-operated activity and other expenditures.

Diamondback now expects to complete 30 to 70 gross horizontal wells in 2016. The Company anticipates costs for a 7,500 foot lateral horizontal well to range from $5.0 to $5.5 million.

As shown in the table below, 2016 LOE is expected to be in the range of $6.00 to $7.00 per boe with gathering and transportation in the range of $0.50 to $1.00 per boe. Depreciation, depletion and amortization expense (“DD&A”) is expected to range from $13.00 to $15.00 per boe. The Company projects cash general and administrative expense (“G&A”) to be between $1.00 and $2.00 per boe and non-cash equity-based compensation to be between $1.50 and $2.50 per boe. Production and ad valorem taxes as a percent of revenue are expected to be 8%.

2016 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Total Net Production – MBoe/d	32.0 – 38.0	6.0 – 6.5

Unit costs ($/boe)
Lease operating expenses, including workovers	$6.00 - $7.00	n/a
Gathering & Transportation	$0.50 - $1.00	$0.25-$0.50
G&A
Cash G&A	$1.00 - $2.00	$0.50-$1.50
Non-cash equity-based compensation	$1.50 - $2.50	$2.00-$3.00
DD&A	$13.00 - $15.00	$14.00-$16.00
Interest expense (net of interest income)	$2.50 - $3.50

Production and ad valorem taxes (% of revenue)(a)	8.0%	8.0%

($ - million)
Gross horizontal well costs(b)	$5.0 - $5.5	n/a
Horizontal wells completed (net)	30 – 70 (25 – 58)

Capital Budget ($ - million)
Horizontal drilling and completion	$210 - $315	n/a
Infrastructure	$25 - $35	n/a
Non-op and other	$15 - $25	n/a
2016 Capital Spend	$250 - $375	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

(b)	Assumes a 7,500’ average lateral length.

CONFERENCE CALL
Diamondback and Viper will host a joint conference call and webcast for investors and analysts to discuss their results for the fourth quarter of 2015 and 2016 guidance on Wednesday, February 17, 2016 at 9:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 44168180. A telephonic replay will be available from 12:00 p.m. CT on Wednesday, February 17, 2016 through Wednesday, February 24, 2016 at 12:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 44168180. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements, including specifically the statements regarding the acquisitions announced above. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues
Oil, natural gas liquids and natural gas	114,323	131,583	446,733	495,718
Operating Expenses
Lease operating expense	17,508	23,168	82,625	55,384
Production and ad valorem taxes	7,954	9,288	32,990	32,638
Gathering and transportation expense	1,748	1,143	6,091	3,288
Depreciation, depletion and amortization	48,549	53,641	217,697	170,005
Impairment of oil and natural gas properties	217,610	—	814,798	—
General and administrative	8,522	6,280	31,968	21,266
Asset retirement obligation accretion expense	245	164	833	467
Total expenses	302,136	93,684	1,187,002	283,048
Income (loss) from operations	(187,813)	37,899	(740,269)	212,670
Other income	(520)	569	728	677
Other expense	—	—	—	(1,416)
Net interest expense	(10,106)	(10,424)	(41,510)	(34,514)
Non-cash gain (loss) on derivative instruments	(35,386)	111,479	(112,918)	117,109
Gain (loss) on derivative instruments	40,503	16,637	144,869	10,430
Total other income (expense), net	(5,509)	118,261	(8,831)	92,286
Income (loss) before income taxes	(193,322)	156,160	(749,100)	304,956
Provision for (benefit from) income taxes	(6,487)	56,243	(201,310)	108,985
Net income (loss)	(186,835)	99,917	(547,790)	195,971
Less: Net income attributable to noncontrolling interest	574	1,243	2,838	2,216
Net income (loss) attributable to Diamondback Energy, Inc.	(187,409)	98,674	(550,628)	193,755

Basic earnings per common share	$(2.80)	$1.74	$(8.74)	$3.67

Diluted earnings per common share	$(2.80)	$1.73	$(8.74)	$3.64

Weighted average number of basic shares outstanding	66,850	56,787	63,019	52,826

Weighted average number of diluted shares outstanding	66,850	57,045	63,019	53,297

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2015	2014	2015	2014
	Production Data:
	Oil (MBbl)	2,641	1,785	9,081	5,382
	Natural gas (MMcf)	2,407	1,447	7,931	4,346
	Natural gas liquids (MBbls)	418	341	1,678	1,002
	Oil Equivalents (1)(2) (MBOE)	3,460	2,367	12,081	7,108
	Average daily production(2) (BOE/d)	37,614	25,724	33,098	19,474
	% Oil	76%	75%	75%	76%

	Average sales prices:
	Oil, realized ($/Bbl)	$39.32	$66.01	$44.68	$83.48
	Natural gas realized ($/Mcf)	$2.14	$3.91	$2.47	$4.15
	Natural gas liquids ($/Bbl)	$12.68	$23.86	$12.77	$28.39
	Average price realized ($/BOE)	$33.04	$55.60	$36.98	$69.74
	Oil, hedged(3) ($/Bbl)	$54.66	$75.33	$60.63	$85.42
	Average price, hedged(3) ($/BOE)	$44.74	$62.63	$48.97	$71.21

	Average Costs per BOE:
	Lease operating expense	$5.06	$9.79	$6.84	$7.79
	Production and ad valorem taxes	2.30	3.92	2.73	4.59
	Gathering and transportation expense	0.51	0.48	0.50	0.46
	General and administrative - cash component	1.06	1.02	1.11	1.61
	Total operating expense - cash	$8.93	$15.21	$11.18	$14.45

	General and administrative - non-cash component	$1.40	$1.63	$1.54	$1.38
	Depreciation, depletion, and amortization	14.03	22.67	18.02	23.92
	Interest expense	2.92	4.40	3.44	4.86
	Total expenses	$18.35	$28.70	$23.00	$30.16

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.
(3)
Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects include realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) plus non-cash (gain) loss on derivative instruments, net, interest expense, depreciation, depletion and amortization, impairment of oil and gas properties, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense and income tax (benefit) provision. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Adjusted net income is a non-GAAP financial measure equal to net income attributable to Diamondback Energy, Inc. plus non-cash (gain) loss on derivative instruments, net, (gain) loss on sale of assets, net, impairment of oil and gas properties and related income tax adjustments. The Company’s computations of Adjusted EBITDA and adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income.

Diamondback Energy, Inc.
Reconciliation of Adjusted EBITDA to Net Income
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income (loss)	$(186,835)	$99,917	$(547,790)	$195,971
Non-cash (gain) loss on derivative instruments, net	35,386	(111,479)	112,918	(117,109)
Interest expense	10,106	10,425	41,510	34,515
Depreciation, depletion and amortization	48,549	53,641	217,697	170,005
Impairment of oil and gas properties	217,610	—	814,798	—
Non-cash equity-based compensation expense	5,788	4,108	24,572	14,253
Capitalized equity-based compensation expense	(918)	(1,329)	(6,043)	(4,437)
Asset retirement obligation accretion expense	245	164	833	467
Income tax (benefit) provision	(6,487)	56,243	(201,310)	108,985
Consolidated Adjusted EBITDA	$123,444	$111,690	$457,185	$402,650
Less: EBITDA attributable to noncontrolling interest	(2,154)	(2,183)	(7,940)	(4,316)
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$121,290	$109,507	$449,245	$398,334

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in thousands, except share amounts and per share data)

    Adjusted net income is a performance measure used by management to evaluate performance, prior to non-cash (gains) losses on derivatives, (gain) loss on sale of assets, and impairment of oil and gas properties.

The following table presents a reconciliation of adjusted net income to net income:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income attributable to Diamondback Energy, Inc.	$(187,409)	$98,674	$(550,628)	$193,755
Plus:
Non-cash (gain) loss on derivative instruments, net	35,386	(111,479)	112,918	(117,109)
(Gain) loss on sale of assets, net	759	(9)	668	1,396
Impairment of oil and gas properties	217,610	—	814,798	—
Income tax adjustment for above items	(27,758)	40,154	(263,878)	41,353
Adjusted net income	$38,588	$27,340	$113,878	$119,395

Adjusted net income per common share:
Basic	$0.58	$0.48	$1.81	$2.26
Diluted	$0.58	$0.48	$1.81	$2.24
Weighted average common shares outstanding:
Basic	66,850	56,787	63,019	52,826
Diluted	66,850	57,045	63,019	53,297

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.

The following table reconciles PV-10 to the Company’s standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	12/31/15
PV-10	1,431,341
Less income taxes:
Undiscounted future income taxes	(28,233)
10% discount factor	(15,025)
Future discounted income taxes	(13,208)

Standardized measure of discounted future net cash flows	1,418,133

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com